Exhibit 10.3

HOME FEDERAL BANK
AMENDED AND RESTATED EMPLOYMENT AND TRANSITION AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AND TRANSITION AGREEMENT (this “Agreement”), is made and entered into as of the 27th day of December 2012, between Home Federal Bank (the “Bank” or the “Employer”), a federally chartered savings bank which is the wholly owned subsidiary of Home Federal Bancorp, Inc. of Louisiana (the “Corporation”), and Daniel R. Herndon (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed as Chairman of the Board and Chief Executive Officer of the Bank pursuant to an employment agreement between the Bank and the Executive entered into as of February 21, 2009 (the “Prior Agreement”);

WHEREAS, the Executive is currently employed as Chairman, President and Chief Executive Officer of the Corporation, a Louisiana corporation, pursuant to an employment agreement between the Corporation and the Executive entered into as of February 21, 2009, which is also being amended and restated as of the date hereof (the “Corporation Agreement”);

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to update and revise the agreement in several respects, including providing for a transitional period for the Executive’s retirement in the future;

WHEREAS, the Bank desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Bank and the Executive hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Average Annual Compensation.  The Executive’s “Average Annual Compensation” for purposes of determining severance payable under this Agreement shall be deemed to mean the average level of the following compensation provided to the Executive by the Employer or any subsidiary thereof during the most recent three calendar years preceding the year in which the Date of Termination occurs: (i) the Base Salary earned by the Executive during such period, (ii) the cash bonuses, if any, earned by the Executive during such period, and (iii) the value of any income earned by the Executive during such period from the vesting of restricted stock awards.

 (b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

 (c)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

 (d)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank  or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

 (e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

 (f)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for death, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

 (g)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(h)           Effective Date.  The “Effective Date” of this Agreement shall mean January 1, 2013.

(i)           Good Reason.  “Good Reason” means the occurrence of any of the following conditions:

       (i)   any material breach of this Agreement by the Bank, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, other than as set forth in Section 3(a), (B) a material diminution in the Executive’s authority, duties or responsibilities as described in Section 2, other than as set forth in Section 2, or (C) any requirement that the Executive report to a corporate officer or employee of the Bank instead of reporting directly to the Board of Directors of the Bank (the “Bank Board”), or

          (ii)    any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

      (j)    IRS.  “IRS” shall mean the Internal Revenue Service.

(k)    Notice of Termination.  Any purported termination of the Executive’s employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Disability, Retirement or Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Corporation’s termination of the Executive’s employment for Cause or for death, which shall be effective immediately, and (iv) is given in the manner specified in Section 10 hereof.

(l)    Retirement.  “Retirement” shall mean a voluntary termination by the Executive which constitutes a retirement, including early retirement, under the Bank’s 401(k) plan.

(m)           Separation from Service.  “Separation from Service” shall mean a termination of the Executive’s services (whether as an employee or as an independent contractor) to the Corporation and the Bank for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Corporation, the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

(n)           SERP.    “SERP” shall mean the Supplemental Retirement Agreement being entered into between the Bank and the Executive as of the date hereof.

2.           Term of Employment and Duties.

(a)           The Bank hereby employs the Executive as Executive Chairman of the Board of Directors of the Bank Board and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement.  The Executive agrees to retire as Executive Chairman effective as of December 31, 2017, at which time his Base Salary shall cease to be paid; however, the Bank agrees that the Executive shall be able to continue to serve as a director and receive Board and committee fees following his retirement on December 31, 2017. The terms and conditions of this Agreement shall be and remain in effect during the period of five years beginning on the Effective Date of this Agreement and ending on the fifth anniversary of the Effective Date (the “Employment Period”).

(b)           Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating the Executive’s employment during the Employment Period for any reason, provided that the relative rights and obligations of the Bank and the Executive in the event of any such termination shall be determined under this Agreement. The termination of the Executive’s position as Executive Chairman during the Employment Period shall not result in termination of the Executive’s service as a director on the Bank Board.

(c)           During the first three years of the Employment Period, the Executive shall oversee the officers that report to him, oversee the implementation of the policies adopted by the Board of Directors of the Bank and report directly to the Bank Board. During the last two years of the Employment Period, the Executive shall provide such consultative services in his capacity as Executive Chairman as the Board of Directors may request from time to time. In addition, throughout the Employment Period the Executive shall perform such executive services for the Bank as may be consistent with his titles and from time to time assigned to him by the Bank Board.  The parties reasonably anticipate that the level of bona fide services to be performed by the Executive during the last two years of the Employment Period will be sufficient to avoid having a Separation from Service occur prior to the Executive’s retirement on December 31, 2017.

(d)           During the term of this Agreement, the Bank Board shall nominate the Executive to be a director of the Bank when his term expires and recommend his election to the sole stockholder of the Bank, subject to the fiduciary duties of the Bank Board.

3.           Compensation and Benefits.

(a)           The Employer shall compensate and pay the Executive for his services during the first three years of the Employment Period a base salary of $148,101 per year, which shall be reduced to a base salary of $100,000 per year commencing January 1, 2016 for the last two years of the Employment Period (“Base Salary”). The above dollar amounts may not be decreased during the specified portions of the Employment Period without the Executive’s express written consent.  In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of the Employer.  The Executive and the Bank acknowledge that a portion of the Base Salary may be paid by the Corporation pursuant to the terms of the Corporation Agreement for services rendered to the Corporation by the Executive.

(b)           During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer, as well as the SERP.  The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Bank.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)           During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policy as established from time to time by the Board of Directors of the Employer.  The Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

(d)           During the term of this Agreement and during a period not to exceed three years after the Executive’s Retirement during which the Executive provides consulting services to the Bank (the “Consulting Period”), the Employer shall pay the premiums for Medicare supplemental insurance and dental insurance at no cost to the Executive for the benefit of the Executive and his spouse; furthermore, in the event of the death of the Executive prior to the earlier to occur of the expiration of the term of this Agreement or the Consulting Period, as applicable, the Employer shall pay the premiums for Medicare supplemental insurance and dental insurance for the benefit of the Executive’s spouse, at no expense to the spouse, until the date when the term of this Agreement or the Consulting Period, as applicable, would have expired but for the Executive’s death, in each case subject to Section 3(e) below.  In addition, the Employer shall provide the Executive with the use of an office during the Consulting Period.

(e)           In the event that the continued payment by the Bank of the Medicare supplemental insurance and dental insurance premiums for the Executive and/or his spouse as provided in Section 3(d) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 3(d) any such arrangement or plan is discontinued, then the Employer shall at its election  either (i) arrange to provide the Executive and/or his spouse with alternative benefits substantially similar to those which the Executive and/or his spouse was entitled to receive under such arrangements or plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (ii) pay to the Executive and/or his spouse within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Employer of paying such premiums for the benefit of the Executive and/or his spouse until the date when the term of this Agreement or the Consulting Period, as applicable, would have expired but for the Executive’s death, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year.  If the time period for making the lump sum cash payment under this Section 3(e) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year. In addition, any insurance premiums payable by the Employer or any successors pursuant to either Section 3(d) or this Section 3(e) shall be payable at such times and in such amounts (except that the Employer shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employer, subject to any increases in such amounts imposed  by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year.

(f)           During the term of this Agreement, in keeping with past practices, the Employer shall continue to provide the Executive with an automobile comparable to the one currently provided to him.  The Employer shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license, fuel and oil. If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

(g)           Except as otherwise agreed between the Corporation and the Bank, (i) the Executive's compensation, benefits, and severance and (ii) expenditures made by the Executive on behalf of the Bank, as set forth in this Agreement, shall be paid by the Corporation and the Bank in the same proportions as the (A) time and services and (B) expenditures actually expended by the Executive on the business of the Corporation and the business of the Bank, respectively.  For this purpose, the Executive shall maintain, and provide to the Bank on at least a monthly basis, documentation of the time and expenses expended by the Executive on the business of each of the Corporation and the Bank. No provision contained in this Agreement shall require the Bank to pay any portion of the Executive’s compensation, benefits, severance and expenses required to be paid by the Corporation pursuant to this Agreement or the agreement of even date being entered into between the Corporation and the Executive.

4.           Expenses.  The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employer, including, but not by way of limitation, automobile expenses described in Section 3(e) hereof, and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and policies as may be established by the Board of Directors of the Employer.  If such expenses are paid in the first instance by the Executive, the Employer shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employer and in any event no later than March 15th of the year immediately following the year in which such expenses were incurred.

5.           Termination.

(a)           The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)           In the event that (i) the Executive’s employment is terminated by the Bank for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, except that the Executive’s spouse shall be entitled to continued insurance coverage in the event of the Executive’s death as set forth in Section 3(d) above.

(d)           In the event that (y) the Executive’s employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive’s death or (z) such employment is terminated by the Executive for Good Reason, in each case either before or after a Change in Control occurs, then the Bank shall, subject to the provisions of Section 6 hereof, if applicable,

   (i)            pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to three (3) times that portion of the Executive’s Average Annual Compensation paid by the Bank;

  (ii)           pay the premiums for the Executive’s Medicare supplemental insurance and any group insurance, life insurance, accident insurance and disability insurance offered by the Bank in which the Executive was participating immediately prior to the Date of Termination (other than the continuation of any vacation time, sick leave or similar leave), for a period ending at the earlier of (A) thirty-six (36) months after the Date of Termination or (B) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (ii)), at no cost to the Executive, in each case subject to Sections 5(d)(iii) and (iv) below;

  (iii)           in the event that the continued payment by the Bank of the Medicare supplemental insurance premiums or any other insurance premiums provided in clause (ii) of this Section 5(d) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 5(d)(ii) any such arrangement or plan is discontinued, the Bank shall at its election either (A) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such arrangements or plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (B) pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Employer of paying such premiums for the benefit of the Executive until the three-year anniversary of his Date of Termination, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year; and

  (iv)           any insurance premiums payable by the Bank pursuant to Section 5(d)(ii) or (iii) shall be payable at such times and in such amounts (except that the Employer shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year.

(e)           Notwithstanding any other provision contained in this Agreement, if the time period for making any cash payment under Section 5(d) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

6.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank and/or the Corporation, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  In no event shall the payments and benefits payable under Section 5 exceed three times the Executive’s average taxable income from the Bank for the five calendar years preceding the year in which the Date of Termination occurs, with any benefits to be provided subsequent to the Date of Termination to be discounted to present value in accordance with Section 280G of the Code.  If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(ii) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to the Executive upon a termination of employment with the Bank pursuant to employee benefit plans of the Bank or the Corporation or otherwise.

8.           Withholding.  All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank shall determine are required to be withheld pursuant to any applicable law or regulation.

9.           Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
Home Federal Bank
624 Market Street
Shreveport, Louisiana 71101

To the Executive:	Daniel R. Herndon
At the address last appearing on
the personnel records of the Employer

       11.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Bank Board to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

12.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

13.           Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

14.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

17.           Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings Bank and its employees pursuant to Section 163.39(b) of the Office of the Comptroller of the Currency Rules and Regulations, 12 C.F.R. §163.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)           If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §163.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Comptroller or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Comptroller or his/her designee, at the time the Comptroller or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

18.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

19.           Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

20.           Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein.  All prior agreements between the Bank and the Executive with respect to the matters agreed to herein, including without limitation the Prior Agreement, are hereby superseded and shall have no force or effect.  Notwithstanding the foregoing, nothing contained in this Agreement shall affect the Corporation Agreement of even date being entered into between the Corporation and the Executive.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	HOME FEDERAL BANK

/s/DeNell W. Mitchell	By:	/s/Timothy W. Wilhite
DeNell W. Mitchell		Timothy W. Wilhite, Esq. on behalf of
Corporate Secretary		the Compensation Committee

EXECUTIVE

	By:	/s/Daniel R. Herndon
Daniel R. Herndon